Exhibit 10.13
PROMISSORY NOTE

US $2,000	October 9, 2012

FOR VALUE RECEIVED, the undersigned, Epazz, Inc.., an Illinois corporation, ("Maker") hereby promises to pay to the order of L&F Lawn Service, Inc. ("Payee"), the principal sum of thirteen thousand dollars ($2,000), in lawful money in United States of America, which shall be legal tender, bearing interest and payable as provided herein.  This Promissory Note (this “Note” or “Promissory Note”) has an effective date of October 9, 2012.  This Note is to satisfy the outstanding fees owed to Payee by Maker as of the effective date in consideration for services rendered by Payee to Maker for audit and review services performed.  Payee will forever forgive and discharge any difference between the outstanding balance of the fees owed to Payee by Maker as of the effective date of this Note and the principal amount of this Note upon repayment of this Note in its entirety.

1.
Interest on the unpaid balance of this Note shall bear interest at the rate of six percent (10%) per annum, which interest shall accrue from the effective date until the Maturity Date (as defined below), unless prepaid prior to such Maturity Date.  All past-due principal and interest (which failure to pay such amounts after a fifteen (15) day cure period, shall be defined herein as an “Event of Default”) shall bear interest at the rate of fifteen percent (15%) per annum until paid in full (the “Default Interest Rate”), with it being understood that Maker shall have an additional fifteen day cure periods during the term of the Note before an Event of Default occurs.  Upon an Event of Default, Payee may declare the entire amount of this Note due and payable and shall be able to take whatever action available to it in law or equity to enforce its rights to collect an additional $500 as liquidated damages in addition to the amounts owed pursuant to this Note.  Interest will be computed on the basis of a 360-day year.

2.	The principal amount of this Note shall be due and payable on January 15, 2013 (the “Maturity Date”).

3.	Loan Origination fee shall be 144,928 shares of Epazz Common A.

4.	This Note may be prepaid in whole or in part, at any time and from time to time, without premium or penalty.

5.
If any payment of principal or interest on this Note shall become due on a Saturday, Sunday or any other day on which national banks are not open for business, such payment shall be made on the next succeeding business day.

6.
This Note shall be binding upon and inure to the benefit of the Payee named herein and Payee’s respective successors and assigns.  Each holder of this Note, by accepting the same, agrees to and shall be bound by all of the provisions of this Note.  Payee may assign this Note or any of its rights, interests or obligations to this Note without the prior written approval of Maker.

7.
No provision of this Note shall alter or impair the obligation of Maker to pay the principal of and interest on this Note at the times, places and rates, and in the coin or currency, herein prescribed.

8.
The Maker will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Maker, except where the failure to comply could not reasonably be expected to have a material adverse effect on the Maker.  Failure to comply with this provision shall constitute an Event of Default.

9.
Notwithstanding anything to the contrary in this Note or any other agreement entered into in connection herewith, whether now existing or hereafter arising and whether written or oral, it is agreed that the aggregate of all interest and any other charges constituting interest, or adjudicated as constituting interest, and contracted for, chargeable or receivable under this Note or otherwise in connection with this loan transaction, shall under no circumstances exceed the Maximum Rate.

10.
In the event the maturity of this Note is accelerated by reason of an Event of Default under this Note, any other agreement entered into in connection herewith or therewith, or by voluntary prepayment by Maker or otherwise, then earned interest may never include more than the Maximum Rate allowable by law, computed from the dates of each advance of the loan proceeds outstanding until payment.  If from any circumstance any holder of this Note shall ever receive interest or any other charges constituting interest, or adjudicated as constituting interest, the amount, if any, which would exceed the Maximum Rate shall be applied to the reduction of the principal amount owing on this Note, and not to the payment of interest; or if such excessive interest exceeds the unpaid balance of principal hereof, the amount of such excessive interest that exceeds the unpaid balance of principal hereof shall be refunded to Maker.  In determining whether or not the interest paid or payable exceeds the Maximum Rate, to the extent permitted by applicable law (i) any nonprincipal payment shall be characterized as an expense, fee or premium rather than as interest; and (ii) all interest at any time contracted for, charged, received or preserved in connection herewith shall be amortized, prorated, allocated and spread in equal parts during the period of the full stated term of this Note.  The term "Maximum Rate" shall mean the maximum rate of interest allowed by applicable federal or state law.

11.
Except as provided herein, Maker and any sureties, guarantors and endorsers of this Note jointly and severally waive demand, presentment, notice of nonpayment or dishonor, notice of intent to accelerate, notice of acceleration, diligence in collecting, grace, notice and protest, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to the holder.  The holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to grant any other indulgences or forbearance whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.  If any efforts are made to collect or enforce this Note or any installment due hereunder, the undersigned agrees to pay all collection costs and fees, including reasonable attorney's fees.

12.
A copy of this Promissory Note signed by one party and faxed to another party shall be deemed to have been executed and delivered by the signing party as though an original.  A photocopy of this Promissory Note shall be effective as an original for all purposes.

13.	This Note shall be construed and enforced under and in accordance with the laws of the State of Texas, without regard to choice-of-law rules of any jurisdiction.

IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first written above.

Epazz, INC.

Shaun Passley
Chief Executive Officer